Exhibit 8.1

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 T 212.335.4500 F 212.335.4501 W www.dlapiper.com

[                    ], 2022

Board of Directors

KBS Real Estate Investment Trust III, Inc.

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Re: Tax Opinion for REIT Status and Registration Statement on Form S-11, File No. 333-235870

Ladies and Gentlemen:

We have acted as counsel to KBS Real Estate Investment Trust III, Inc., a Maryland corporation (the “Company”), in connection with its Registration Statement, File No. 333-235870 (as amended from time to time, the “Registration Statement”), filed with the Securities and Exchange Commission (“SEC”) relating to the proposed offering of up to $2,000,000,000 of shares of Class T, Class S, Class D and Class I common stock, $0.01 par value per share. This opinion letter is furnished at the request of the Company so that the Registration Statement may fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8).

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement;

(2)

the charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”), except in the case of the Form of Articles of Amendment (increasing the authorized shares and designating Class I shares) (the “Articles of Amendment”) and Form of Articles Supplementary (designating the Class S, Class T and Class D shares) (the “Articles Supplementary”);

(3)

the Articles of Amendment, certified as of the date hereof by an officer of the Company, filed as an exhibit to the Registration Statement and as will be filed by the Company with the SDAT prior to the effectiveness of the Registration Statement;

(4)

the Articles Supplementary, certified as of the date hereof by an officer of the Company, filed as an exhibit to the Registration Statement and as will be filed by the Company with the SDAT prior to the effectiveness of the Registration Statement;

(5)	the Company’s Third Amended and Restated Bylaws, as filed as an exhibit to the Registration Statement (the “Bylaws”);

(6)

the Form of Amended and Restated Limited Partnership Agreement of KBS Limited Partnership III (the “Limited Partnership Agreement”), certified as of the date hereof by an officer of the Company, filed as an exhibit to the Registration Statement and as will be entered prior to the effectiveness of the Registration Statement; and

(7)	such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the Company’s certificate (the “Officer’s Certificate”), dated as of the date thereof, executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and present and proposed operation of the Company, KBS Limited Partnership III, and their respective subsidiaries.

For purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. In particular, we note that the Company has engaged in, and may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on the Company’s representations in the Officer’s Certificate and have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration or inaccuracy of such facts, statements, representations and covenants may adversely affect our opinions.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the assumption that the Company, KBS Limited Partnership III, and their respective subsidiaries (if any) will each be operated in the manner described in the Charter, the Articles of Amendment, the Articles Supplementary, the Bylaws, the Limited Partnership Agreement, and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a real estate investment trust under Sections 856 through 860 of the Code (a “REIT”) depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that:

1.

the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code for its taxable year ended December 31, 2014 through its taxable year ended December 31, 2021, and the Company’s organization and present and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2022 and in the future.

2.

the discussion in the Registration Statement, under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that it constitutes matters of U.S. federal income tax law or legal conclusions relating thereto, is correct in all material respects.

The foregoing opinions are limited to the U.S. federal income tax law matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or KBS Limited Partnership III, or to any investment therein. We express no opinion as to matters governed by any laws other than the Code, the Regulations, published administrative announcements and rulings of the IRS, and court decisions.

It should be noted that the Code, the Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof to any of the foregoing bases for our opinion letter could affect our conclusions set forth herein. In this regard, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended (the “Act”) pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R § 229.601(b)(8), and the reference to DLA Piper LLP (US) contained in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

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